Winter 2021 Volume 15 : Issue 1 www.sdsbp.com soybean p r o c e s s o r s S O U T H D A K O T A continued on the next page It’s been quite a year, to say the least. I don’t think anyone could have truly anticipated the impact of COVID-19 when it was first brought to the world’s attention. Shutdowns, quarantines and social distancing quickly became the new normal, leaving nearly everyone with new challenges to overcome. However, with hard work, perseverance and a little luck, South Dakota Soybean Processors was able to take what looked to be a negative year and turn it into a positive year. Going into 2020, we had already anticipated having to overcome some challenges. The soybean crop we would be working with was low in quality and production was down due to the previous springs planting issues. When the pandemic hit, it brought forth even more obstacles. For example, the demand for soybean oil in public places like bars and restaurants came to an almost full stop. Many of our food customers were forced to cancel their scheduled shipments. As a result, we were forced to consider a slowdown in order to avoid filling up on oil. Furthermore, the meal market was also disrupted. Meat packing plants incurred workforce disruptions which slowed production thereby backing up hogs. It wasn’t looking great. Seeing it Through Despite our ever-growing list of challenges, we were able to work throughout the year. Towards the end of May, we began to see signs of recovery in the oil market. More and more restaurants, bars and other small businesses began to reopen, and demand began to rise once again. In the energy sector, we began to see demand returning in the renewable diesel sector. The recovery process had started. Going into the fourth quarter, we had a number of factors work in our favor. In the past few years, we’ve worked hard on improving and expanding our oil refinery. Since then, we’ve found success with this expansion and have found several new areas in the market for our oil. We also saw the meal market getting back to normal with demand recovery in both local and export markets. As fall continued, the new soybean crop was much improved in both yield and quality. This was the final factor we needed to finish the year on a positive note. In retrospect, a good part of 2020 was unforgiving in many ways. We went from looking at potential loss, to a solid recovery that produced positive results. Tom Kersting CEO Tom.Kersting@sdsbp.com Strong Finish to a Challenging Year

Strong Finish to a Challenging Year... continued

I would also like to thank everyone at our plant in Miller, who managed to get through 2020 with little to no disruption, resulting in a new record of 4 million bushels processed. I want to be clear in saying that we could not have found our success without the hard work and dedication from all of our staff here at SDSP. I'm incredibly proud to know that we have so many associates who faced these challenges head on and were able to overcome them during a tough year. ■

UNAUDITED FINANCIAL STATEMENTS

Condensed Balance Sheet

December 31, 2020

ASSETS	
Current assets	
Cash and cash equivalents	$3,650,950
Trade accounts receivable	28,990,655
Inventories	69,593,473
Commodity derivative instruments	28,417,680
Other current assets	8,111,623
Total current assets	138,764,381
Property and equipment	122,195,099
Less accumulated depreciation	(57,963,905)
Total property and equipment, net	64,231,194
Other assets	
Investments	10,867,183
Right-of-use lease asset, net	11,960,289
Total other assets	22,827,472
Total assets	$225,823,047
LIABILITIES AND MEMBERS' EQUITY	
Current liabilities	
Excess outstanding checks over bank balance	$8,263,020
Current maturities of long-term debt	-
Note payable - seasonal loan	-
Current operating lease liabilities	5,846,456
Accounts payable	1,506,779
Accrued commodity purchases	44,962,904
Commodity derivative instruments	41,940,744
Other current liabilities	4,852,562
Total current liabilities	107,372,465
Long-term liabilities	
Long-term debt, net of current maturities	17,499,868
Long-term operating lease liabilities	6,113,834
Total long-term liabilities	23,613,702
Members' equity	94,836,880
Total liabilities and members' equity	$ 225,823,047

Condensed Statement of Operations

For the Year Ending December 31, 2020

Net revenues	$415,025,765
Cost of revenues	(395,772,460)
Gross profit	19,253,305
Administrative expenses	(3,819,645)
Operating profit	15,433,660
Other income (expense)	
Interest expense	(1,090,951)
Other non-operating income	1,239,018
Total other income (expense)	148,067
Net income	$15,581,727
Basic and diluted earnings per capital unit	$0.51
Weighted average number of units outstanding for calculation of basic and diluted earnings per capital unit	30,419,000

Capital Units Trading History

Period	Units Traded	Average	High	Low
2020-Q4	82,250	$3.12	$3.26	$3.04
2020-Q3	25,500	$3.22	$3.31	$3.10
2020-Q2	35,000	$3.36	$3.40	$3.31
2020-Q1	10,500	$3.47	$3.51	$3.42

SDSP Capital Units are traded on an alternative trading system, operated by Variable Investment Advisors, Inc. (VIA). Offers to buy or sell capital units can be placed online at *www.agstocktrade.com*, or by calling VIA at 800-859-3018.

For more details regarding SDSP's Capital Units Transfer System, please visit our website at *www.sdsbp.com*, or email *memberinfo@sdsbp.com.*

Hard Work, Happy Customers At South Dakota Soybean Processors, we know that in order to keep things running smoothly, we need all hands on deck. The first step taken towards getting the most processing we can do in a day happens in our receiving area. We have a staff of three full-time individuals and an additional one to two part time workers that are in charge of making sure we receive the delivered product of soybeans and that it goes as smoothly as possible. We’re always doing everything we can to service our customers to the best of our ability. On a daily basis, over 85,000 bushels are crushed equating to roughly 85 trucks per day. This is our minimum daily goal in order to properly maintain our day-to-day operations. This is accomplished thanks to our RFID card system. Every customer is given their own distinct card to scan upon arrival, allowing us to obtain all required information about who they are, what they have and where it goes. Other improvements include some we made just a few years ago, a pair of new 20,000-bushel receiving pits were put in that allowed our producers to spend less time dumping and more time getting to where they needed to be. This is another example of the steps we take to ensure maximum efficiency for our customers. Setting an Example It’s not an uncommon occurrence to run into new customers almost every day. It’s important to us that their first experience provides them with friendly introductions and a system they can understand quickly, allowing them to be on their way. Late last year, we had a new customer send a handful of deliveries to our bean receiving area. Our staff were polite, friendly, and helped the drivers to quickly become familiar with our almost fully automated systems. The deliveries went smoothly. Because of this experience, this customer reached out to us shortly afterwards to thank us for making the delivery experience as easy and pleasant as possible. They also wanted to let us know that because of this, they would continue to make their deliveries to us, despite having a competitor much closer to their location. We take pride in our customer service and operate accordingly with a single goal in mind: to treat our customers with the utmost respect in a manner that is safe, highly efficient and respectful of their time. By Ryan Carlson, Customer Service Coordinator Pictured below (left to right): Allyson VanderWal, Larry Tjeerdsma, Darla Norgaard, Jeff Schmit

SOUTH DAKOTA SOYBEAN PROCESSORS

100 Caspian Ave
PO Box 500
Volga, SD 57071

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SDSP'S Non-GMO Certified Grower Network

Food consumers are becoming more concerned about the sourcing of their food. In response, SDSP is stepping up to provide food companies the information their customers demand through our Non-GMO Certified Grower Network. The program is open to producers who will be growing Non-GMO soybeans in 2021. Application survey 1 of 2 and a cover letter explaining the program are currently available on our website. You can fill out survey 1 and submit it online or print a PDF format which you can fill out and mail to SDSP.

"The food consumer is asking more questions about where their food comes from, and how it's grown," says SDSP Soybean Procurement Manager Kari Vander Wal. "We're taking this step to provide meal and oil customers who ask for an analysis of where and how our soybeans are grown."

The application surveys request basic growing practices and contact information. "Grower's personal information is not released to our customers," says Vander Wal. Instead, all the information is copied into a database SDSP can utilize to provide an overview for interested customers. The program was developed by SDSP's Food Safety Manager, John Wilder, in cooperation with the company's marketing department.

Certified Growers will receive a 10 cents/bushel premium on their 2021 Non-GMO soybean crop marketed to SDSP. They will also be granted priority status when other programs and trials become available. At this time, enrollment in the program is voluntary; producers are not required to participate in order to sell soybeans to SDSP.

The first survey to participate in the Certified Grower Network is to be returned by April 1, 2021. The follow-up survey will be available after July 1, 2021 and will need to be returned to our office no later than August 1, 2021. Both surveys must be completed to qualify for the premium. To find the application online please visit our website at sdsbp.com, click on Soybeans, and then Non-GMO Certified Grower Network. For more information about the program, please contact Kari Vander Wal or Logan Lenhart, Merchandising Assistant, at 1-888-737-7888.